EXHIBIT 99.1

KFx Announces Agreement to Terminate Put Option on Common Stock

DENVER, Dec 19, 2002 /PRNewswire-FirstCall via COMTEX/ — KFx Inc. (AMEX: KFX—news) announced today that it has entered into an agreement to terminate a put option which was applicable to approximately 6.76 million shares of KFx common stock. This put option was granted to a group of individual investors who purchased the common stock in a series of private transactions during the first, second and third quarters of 2002. As a result of this waiver, KFx is no longer obligated to repurchase the common stock from the individual investors. In the absence of this termination agreement, the put option would have expired on December 23, 2002. The termination of the put option will allow KFx to reclassify this common stock from redeemable common stock to stockholders’ equity on the company’s balance sheet.

KFx provides total fuel solutions for the power industry. Its patented K-Fuel(R) process converts low heating value coal into clean, high-energy fuel. The KFx web site address is www.kfx.com . Pegasus Technologies, Inc., a majority-owned subsidiary of KFx, is a leading provider of neural network based optimization and control applications for the power generation market. The Pegasus OS-2001 suite of combustion optimization solutions enables customers to reduce emissions and increase the efficiency of their fossil- fueled electric generating units. Pegasus is headquartered in Mentor, OH, and also has an office in Austin, TX. The Pegasus web site address is www.pegasustec.com .

For further information on KFx, please contact Larry Chroman at 303-915-9316.

For Further information on Pegasus, please contact Gary Nicholson at 440-357-7794.

The discussion above contains, in addition to historical information, forward-looking statements that include various risks and uncertainties. Such forward-looking statements include statements regarding the Company’s expectations. The Company’s actual results may differ materially from those anticipated in such statements. Factors that might cause such a difference include matters discussed in “Business Risk Factors” at Item I and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” at Item 7 of the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2001, and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” at Part I, Item 2 of the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2002.